Exhibit 10.9

March 7, 2012

Mr. Richard Silver

c/o 1290 Avenue of Americas

New York, New York 10104

Re: Consulting Agreement

Dear Dick:

This letter agreement (the “Agreement”) confirms our understanding regarding certain post-employment consulting services you will provide to AXA Equitable Life Insurance Company (the “Company”) and its affiliates. Please confirm your agreement with the terms of this Agreement by signing both copies and returning one to me.

Term of Agreement

The term of this Agreement shall be one year, commencing on May 1, 2012 and ending on April 30, 2013 unless terminated earlier in accordance with the terms of this Agreement. Notwithstanding the preceding sentence or anything else to the contrary in this Agreement, this Agreement shall become void and no amounts shall be paid or payable to you hereunder unless you execute, and do not exercise any rights you may have to revoke, a separation agreement with the Company, including a general release, by May 30, 2012.

Scope of Services

You will serve in a non-officer capacity as advisor to the Chief Executive Officer of the Company (the “CEO”). In that capacity, you will provide advice and assistance to the Company and its affiliates as may be requested from time to time by the CEO on matters within your area of knowledge, expertise and experience.

It is expected that you will work from your home, except to the extent the CEO requests that you meet occasionally at the Company’s New York headquarters or travel on business to such other locations as the CEO may specify. In no event shall the time spent by you providing services under this Agreement exceed 20 hours in any month.

Compensation

As compensation for your services provided under this Agreement, the Company will pay you $141,666.66 monthly in arrears, not later than the 5th business day following the end of each month up to a maximum payable under this Agreement of $1,700,000.

Reimbursement of Expenses

You will be reimbursed for reasonable, ordinary and necessary business expenses, including travel and lodging expenses, that are incurred and approved by the Company in accordance with the Company’s normal practices and procedures for consultants as of May 1, 2012, including practices and procedures requiring the use of specified travel vendors.

Independent Contractor

You will be an independent contractor with respect to the Company for all purposes of this Agreement and, accordingly, will not be authorized to bind the Company to third parties. The Company expects you to exercise independent professional judgment in the performance of your services under this Agreement. Nothing herein will be deemed to create an employer-employee relationship, partnership, joint venture or agency between you and the Company. The Company reserves no right hereunder to direct or control, nor will the Company, in fact, direct or control the manner of your performance of services hereunder.

No Benefits

You will not be eligible to participate in any compensation or employee benefit plan or program of the Company or its affiliates in connection with the services rendered by you under this Agreement, including, but not limited to, any retirement, incentive, equity, health, welfare, severance, fringe benefit or deferred compensation plan. You irrevocably waive the right to accrue benefits under any such plan or program in the event you are subsequently reclassified by any court or governmental authority as eligible for such participation. Nothing in this Agreement is intended to diminish your right to receive any benefits under the terms of any benefit plan of the Company arising out of your employment with, or retirement from, the Company prior to the commencement of this Agreement. Notwithstanding the foregoing, for so long as payments are being made under this Agreement, you shall be permitted to participate under the Company’s Privileged Membership with the Practising Law Institute at no cost to you and the Company’s excess liability insurance program provided that you pay the cost of such coverage.

Indemnification

The Company agrees to indemnify you for any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, attorneys’ fees) arising out of or relating to your services under this Agreement except for those resulting from your willful misconduct or gross negligence. The Company may elect, at its own expense, to participate in the defense of any claim or action arising out of or relating to the foregoing. You shall not settle or compromise any claim or action hereunder, including, without limitation, any claim for equitable relief, without the Company’s prior written consent.

Nonassignability

Your performance of services under this Agreement is personal in nature, and you agree not to assign this Agreement nor delegate any of the duties or obligations hereunder without the prior written consent of the Company.

Confidentiality

During and after the term of this Agreement, and except as otherwise required by law, you will not disclose or make accessible to any business, person or entity, or make use of (other than in the course of the business of the Company) any trade secrets, proprietary knowledge or confidential information of the Company and its affiliates, including without limitation confidential customer and employee information (collectively, “Confidential Information”). All information regarding or relating to any aspect of the business of the Company or any of its affiliates, including but not limited to that relating to existing or contemplated business plans, activities or procedures, current or prospective customers, current or prospective contracts or other business arrangements, current or prospective products, facilities and methods, manuals, intellectual property, price lists, financial information (including the revenues, sales, costs, or profits associated with any of the products or services of the Company or any of its affiliates), or any other information acquired by you pursuant to your association with the Company and its affiliates shall be conclusively presumed to be Confidential Information unless it is established that such information is known generally to the public (other than as a result of unauthorized disclosure by you).

If you are requested or required by any court, agency or other governmental authority to disclose any Confidential Information, you will promptly notify the Company so as to permit the Company to seek a protective order or take other appropriate action. If, in the absence of a protective order, you are compelled as a matter of law to disclose any Confidential Information, you will disclose to the party compelling disclosure only such portion of the requested information as is required by law to be disclosed. You will reasonably cooperate with any efforts by the Company to obtain assurances that confidential treatment will be accorded to whatever Confidential Information is required to be disclosed under such circumstances. The provisions of this paragraph and the immediately preceding paragraph shall survive the termination of this Agreement for any reason.

Non-Disparagement

During and after the term of this Agreement, you agree that you will not disparage or criticize the Company or its affiliates, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Company or its affiliates, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law. The provisions of this paragraph shall survive the termination of this Agreement for any reason.

Non-Solicitation/Non-Competition

You acknowledge that, during the term of this Agreement, you will have access to Confidential Information, including without limitation confidential customer and employee information. You acknowledge that the Company has a critical interest in retaining its employee and customer relationships. As a result, during the period from May 1, 2012 to April 30, 2013, you will not (a) directly or indirectly, recruit, solicit or hire any then-current employees or financial professionals of the Company or any of its affiliates to work for you or any other person or entity, or (b) directly or indirectly solicit the business of any customer or prospective customer of the Company or any of its affiliates for any purpose other than to obtain, maintain and/or service the customer’s business for the Company or any of its affiliates. Notwithstanding the foregoing, you shall not be prevented from hiring any such person who responds to a general, non-targeted advertisement for employment. Further, during the period from May 1, 2012 to April 30, 2013, you will not provide services, in any capacity, whether as an employee, consultant, independent contractor, owner, partner, shareholder, director, or otherwise, to Metropolitan Life Insurance Company, The Prudential Insurance Company of America or Jackson National Life Insurance Company and/or any of their affiliates with respect to the design, issuance and/or distribution of life insurance or variable annuity products. The foregoing shall not prohibit you from providing to any of the aforementioned companies’ compliance services or advice, or services or advice in connection with any regulatory investigation or inquiry, subject in all cases to your confidentiality obligations hereunder. The provisions of this paragraph shall survive the termination of this Agreement for any reason.

Termination

Either party may terminate this Agreement by giving the other party at least thirty (30) days’ prior written notice. In addition, this Agreement shall be immediately terminable: (a) by either party should the other party commit any material breach or violation thereof or (b) by the Company if you should begin providing any services to any person or entity. In the event of termination, the parties will have no further obligations under this Agreement except as specifically provided herein. In the event: (a) the Company terminates the Agreement for any reason other than your material breach or violation, (b) you terminate the agreement because, as a condition of employment (or continued employment), your new employer does not permit you to continue to provide services under this Agreement or (c) of your death, the Company will: (i) pay you (in the event of your death, your spouse, if any, otherwise to your estate) the remaining unpaid amounts specified above under “Compensation” on the schedule set forth therein and (ii) reimburse you for allowable expenses incurred prior to your termination as described above under “Reimbursement of Expenses.” Notwithstanding the foregoing, the Company will have no obligation to pay you any further amounts if you begin providing services to Metropolitan Life Insurance Company, The Prudential Insurance Company of America or Jackson National Life Insurance Company and/or any of their affiliates at any time prior to April 30, 2013 in violation of the “Non-Solicitation/Non-Competition” paragraph above. The provisions of this paragraph shall survive the termination of this Agreement for any reason.

Arbitration

Any controversy or dispute arising under this Agreement or out of your consulting arrangement with the Company, including but not limited to claims of discrimination and/or harassment, shall be submitted to arbitration upon demand of either party. Notwithstanding this provision, the Company shall be entitled to apply for and to obtain from any state or federal court, injunctive relief related to the Confidentiality, Non-Disparagement and Non-Solicitation/Non-Competition provisions of this Agreement before or after the commencement of any arbitration, with such injunctive relief to be afforded to the Company pending the outcome of any arbitration. Any arbitration pursuant to this Agreement shall be confidential, heard by a panel of three arbitrators and be conducted in accordance with the rules and procedures of the American Arbitration Association. It is understood that this arbitration provision does not constitute a waiver of the right to seek relief in a judicial forum to the extent that this arbitration provision is determined to be void or unenforceable under applicable law. Judgment upon any award of arbitrators may be entered into by any court, state or federal, having appropriate jurisdiction.

Affiliates

For purposes of this Agreement, “affiliates,” when used with respect to the Company, shall mean entities that, directly or indirectly, control, are controlled by or are under common control with the Company.

No Waiver

The failure of either the Company or you to enforce any provision of this Agreement on any occasion will not operate as a waiver of the right to enforce that or any other provision of this Agreement on any other occasion.

Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Notices

Any and all notices provided for under this Agreement shall be in writing and hand delivered or sent by first class registered or certified mail, postage prepaid, return receipt requested, addressed to you at: 5 Barnes Lane, Garden City, New York 11530 or to the Company, attention General Counsel, at its usual place of business, and all such notices shall be deemed effective at the time of delivery or at the time delivery is refused by the addressee upon presentation.

Entire Agreement

This Agreement constitutes our entire agreement relating to the subject matter hereof and supersedes all prior agreements, written or otherwise, between the Company and you relating to the subject matter hereof. This Agreement may not be amended, except by a further written agreement signed by both parties.

Governing Law

This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with the laws of the State of New York (applicable to contracts to be performed wholly within such State).

Counterparts

This Agreement may be signed in one or more counterparts, each of which will be considered an original, and taken together as one and the same document.

Sincerely,

/s/ Richard Dziadzio
Richard Dziadzio
Senior Executive Vice President and
Chief Financial Officer
AXA Equitable Life Insurance Company

ACCEPTED AND AGREED:

By:	/s/ Richard Silver
Richard Silver

Date:	March 7, 2012

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